NEWS
RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces Pricing of
Initial Public Offering of Common Stock;
To Begin Trading on NYSE MKT Today

VERNAL, UT., May 23, 2014 — Superior Drilling Products, Inc. (NYSE MKT:SDPI) (“SDPI” or the “Company”), a provider of drilling products for the oil, natural gas and mining services industry, announced today that it has priced its initial public offering of 6,750,000 shares of its common stock at a price of $4.00 per share. Those shares will begin trading today on the NYSE MKT under the symbol “SDPI.” Gross proceeds to SDPI are expected to be $27 million before deducting the underwriting discounts and commissions and estimated offering expenses. The closing of the offering is expected to take place on May 29, 2014. In addition, SDPI has granted the underwriters a 45-day option to purchase up to an additional 1,012,500 shares of common stock at the initial offering price to cover over-allotments, if any.

The Company will use $12.5 million of the proceeds towards the acquisition of Hard Rock Solutions, LLC. The remaining proceeds will be used for the repayment of debt and to provide working capital.

Roth Capital Partners is acting as the sole book-running manager,Wunderlich Securities is acting as co-lead manager, and Feltl & Company is acting as the co-manager, for the offering.

A registration statement relating to shares of the common stock of SDPI was declared effective by the Securities and Exchange Commission on May 22, 2014. The offering is being made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SDPI
SDPI is an innovative, cutting-edge manufacturer and remanufacturer of PDC (polycrystalline diamond compact) drill bits and drill string tools for the oil, natural gas and mining services industries. SDPI operates a technologically-advanced PDC drill bit remanufacturing facility, as well as a state-of-the-art high-tech drill tool machining facility. SDPI designs and manufactures drill string tools including the patent pending Drill N Ream well bore enhancement tool. SDPI also provides manufacturing, leasing, and refurbishing of drill string tools to oil field services clients.

For more information, contact investor relations:

Deborah K. Pawlowski / Alex P. Hamilton

Kei Advisors LLC

(716) 843-3908 / (716)242-8632

dpawlowski@keiadvisors.com / ahamilton@keiadvisors.com

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